Exhibit 10.3

Execution Version

AUTOLUS THERAPEUTICS PLC

The MediaWorks

191 Wood Lane

London, W12 7FP, United Kingdom

6 February 2024

BioNTech SE

An der Goldgrube 12

55131 Mainz

Germany

Re: Director Nomination and Shareholder Restrictions

This letter agreement (this “Letter Agreement”) confirms the agreement between Autolus Therapeutics plc (registered number 11185179), a public limited company incorporated in England and Wales (the “Company”), and BioNTech SE, a Societas Europaea organized and existing under the laws of Germany. (the “Investor”) with respect to and upon the effectiveness of the Investor’s investment in the Company pursuant to that certain Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) that, in addition to the rights and obligations under the Transaction Documents and that certain License and Option Agreement dated as of the date hereof among Autolus Limited and Autolus Holdings (UK) Limited, each an affiliate of the Company, and the Investor (the “License & Option Agreement”), the Investor shall be entitled to the following contractual rights and subject to the following contractual restrictions. Capitalized terms which are used but not defined shall have the meaning ascribed to them under the Purchase Agreement.

1. Director Nomination Right.

(a) Director Appointment. The Investor shall have the right, but not the obligation, effective on the date of the Initial Closing, to cause the Board to appoint a director to the Board (the “Initial Board Seat”), to serve as such class of director as may be agreed between the Company and the Investor in good faith. Upon the Investor acquiring at least 30% of the issued and outstanding Ordinary Shares (including Ordinary Shares in the form of ADSs) (or beneficial ownership thereof), the Investor shall have the right, but not the obligation, for a period of five (5) years from the date hereof, to cause the Board to appoint a second director to the Board (the “Independent Board Seat”), who shall be independent, to serve as such class of director as may be agreed between the Company and the Investor in good faith. From time to time following the appointment of each such appointed director or directors (each, an “Initial New Director”), the Investor may elect to replace an Initial New Director, or any subsequent replacement of such director, to serve in the same class of director of the Company as such Initial New Director (any such replacement directors, together with each Initial New Director, a “New Director”), subject to the consent of the Company, which shall not unreasonably be withheld. The identity of the Initial New Director and each replacement New Director shall be selected by the Investor, subject to consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Subject to the termination provisions below, the Board shall nominate and recommend for re-election each New Director at each subsequent annual general meeting (“AGM”) for which such class of directors in which such New Director serves stands for re-election; provided, however, that if the Company declassifies the Board, the Board shall nominate and recommend for re-election each New Director at each subsequent AGM at which such New Director is required to stand for re-election. This director nomination right shall automatically terminate upon the earliest to occur of (A) the Investor materially breaching this Letter Agreement and failing to cure such breach within ten (10) business days of written notice from the Company, (B) the Investor failing to beneficially own, together with its Affiliates (i) at least 4.99% of the Company’s total outstanding voting power with respect to the Initial Board Seat and (ii) at least 20% of the Company’s total outstanding voting power with respect to the Independent Board Seat and (C) the Investor, together with its Affiliates, failing to own at least 75% of the Private Placement ADSs and on termination the Investor shall procure that each applicable New Director then serving resigns as a director and waives any claims against the Company (unless the Company confirms in writing that it does not wish such New Director to resign).

(b) Director Recusal. The Investor acknowledges and agrees that the Board or any committee thereof, in the exercise of its fiduciary and statutory duties, may recuse a New Director from all or any portion of a Board or committee meeting (and not provide a New Director with any materials with respect thereto or notice of such meetings, which the director is deemed to have waived prospectively), and restrict access to information of the Company, to the extent such meeting or materials relate to (i) the Transaction Documents or the License & Option Agreement, including the interpretation and enforcement thereof, (ii) any demand made by or on behalf of Investor or any of their respective Affiliates if such demand is coupled, expressly or implied, with the threat to take any of the actions prohibited in Section 2 of this Letter Agreement, (iii) any proposed transaction between the Company and the Investor, or any of its respective Affiliates, or (iv) any actual or potential conflict of interest between the Company and the Investor or any of its respective Affiliates.

(c) Board Requirements. The Investor acknowledges and agrees that, in a New Director’s capacity as a director of the Company, each New Director shall comply with the terms of the Company’s Articles of Association, committee charters, corporate governance, ethics, conflict of interest, confidentiality, share ownership and trading policies and guidelines and other governance documents, policies and procedures and applicable law, in each case as generally applicable to the Company’s directors, copies of which have been provided to the Investor and will be provided to each New Director, and a New Director shall be required to (i) disclose to the Board as soon as reasonably practicable the existence of any conflicts of interests between their role as a director of the Company and their role as a representative of the Investor in connection with any transactions or matters being considered by the Board (and abstain from voting or participating in any meetings of the Board on any such transactions or matters) and (ii) preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

(d) New Director Information. Without limiting Section 1(c) above, the Investor acknowledges that, as a condition to a New Director’s appointment to the Board and any subsequent nomination of a New Director for re-election as a director at any future AGM, such New Director shall have promptly provided to the Company (i) any consents and information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-employee directors of the Company and the execution of any documents required by the Company of non-employee directors of the Company to assure compliance with the matters referenced in Section 1(c) hereof and (v) such other information reasonably requested by the Company including (A) an acknowledgment from such New Director that he or she intends to serve for the full term for which he is appointed, (B) a completed biographical affidavit and such other information as is necessary or appropriate for the Company to prepare biographical information with respect to such New Director and (C) such information as is necessary or appropriate for the Company or its agents to perform a background check, including an executed consent to such background check, which in each case of clauses (i) through (v) shall be requested or performed in the manner generally requested and performed for non-employee directors of the Company.

2. Standstill.

(a) The Investor hereby agrees that, from the date hereof and until three years from the date hereof (the “Standstill Term”), unless specifically permitted in writing by the Company to do so, neither the Investor nor any of its Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(i) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of more than 20% of the issued and outstanding Ordinary Shares (including Ordinary Shares in the form of ADSs) (or beneficial ownership thereof) of the Company or more than 20% of the consolidated assets of the Company; any tender or exchange offer, merger, consolidation or other business combination involving the Company; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Company;

(ii) form, join or in any way participate in a “group” (as defined under the 1934 Act, hereafter a “Group”) with respect to any securities of the Company;

(iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(iv) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this Section 2; or

(v) enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the Company hereby agrees that the provisions of this Section 2 shall not apply to the following:

(i) the acquisition of New Securities resulting in the Investor’s beneficial ownership not in excess of 20% of the voting power of the then outstanding Ordinary Shares (including Ordinary Shares in the form of ADSs) of the Company, or the acquisition of New Securities pursuant to Section 5;

(ii) the exercise by the Investor and/or its Affiliates, if applicable, of any voting rights available to Company shareholders generally pursuant to any transaction described in Section 2(a) above, provided that the Investor has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section 2(b);

(iii) the exercise by the Investor and/or its Affiliates, if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Section 2(a) above, provided that the Investor has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or transaction to occur or otherwise violated this Section 2(b);

(iv) the ordinary course of business of the Investor or any of its Affiliates or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, including the initiation, discussion, pursuit, entry, maintenance or taking of any actions with respect to existing or future commercial agreements or transactions with the Company or any other party (such as licensing, partnering or similar cooperation agreements) as long as any such transactions with the Company are undertaken at arm’s length and approved by the Board (excluding any New Director then serving);

(v) any activity by the Investor after the Company has made any public announcement of its intent to solicit or engage in any transaction which would result in a Change of Control (as defined below); and

(vi) making any communication to Company executive management or the Board on a confidential basis solely that the Investor would be interested in engaging in discussions with the Company that could result in a negotiated transaction described in Section 2(a)(i) so long as the Investor does not propose any such transaction or discuss or refer to potential terms thereof without the Company’s prior consent.

Notwithstanding the foregoing in Section 2(b), the restrictions set forth in Section 2(a) shall terminate and be of no further force and effect if (i) the Company enters into a definitive agreement with respect to, or the Company or any third party (where such transaction is recommended by the Board) publicly announces that it plans to enter into, a transaction involving more than 50% of the Company’s Ordinary Shares or more than 50% of the Company’s consolidated assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise) (a “Change of Control”), or (ii) any Person or group publicly announces or commences a tender or exchange offer to acquire more than 50% of the Company’s Ordinary Shares.

3. Lock-up.

(a) The Investor hereby agrees and covenants that, in consideration of the agreements of the Company set out in the Transaction Documents and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it will not, and will not cause or direct any of its Affiliates to, directly or indirectly (i) transfer, offer, sell, pledge, mortgage, charge, assign, grant options over or otherwise dispose of (or agree to transfer, offer, sell, pledge, mortgage, charge, assign, grant options over or otherwise dispose of) the legal or beneficial ownership (or both) in or rights arising from any Ordinary Shares, ADSs or Ordinary Share Equivalents purchased in the Initial Closing or the Subsequent Closing, as applicable, under the Purchase Agreement (together the “Equity Securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Investor or someone other than the Investor), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Equity Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of ADSs, Ordinary Shares or other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided, that the restrictions set forth in this Section 3 shall not prohibit or restrict transfers of Equity Securities by the

Investor (i) to any Affiliate of the Investor, only if the transferee agrees in writing to be bound to transfer restrictions consistent with this Section 3, (ii) pursuant to a bona fide third-party tender offer, merger, takeover offer, scheme of arrangement or other similar transaction approved by the Company’s Board and made with or offered to all holders of the Ordinary Shares resulting in a change in the ownership of 100% of the issued share capital of the Company that is made or offered after the Closing, provided that, in the event that such transaction is not completed, all Equity Securities held by Investor shall remain subject to the restrictions contained in this Section 3 or (iii) with the prior written consent of the Company.

(b) Notwithstanding any other provision of this Section 3, this shall not prohibit or restrict any disposition of ADSs, Ordinary Shares and/or Ordinary Share Equivalents by the Investor or any of its Affiliates into (a) a tender offer by a third party which is not opposed by the Board (but only after the Company’s filing of a press release or other public notice with the SEC disclosing the recommendation of the Board with respect to such tender offer), (b) an issuer tender offer by the Company, (c) in connection with either: (i) the acceptance of a general offer for more than 50% of the ordinary share capital of the Company (or any part of it) that is recommended by the Board or (ii) the provision of an irrevocable undertaking to accept an offer referred to in clause (i) above, (d) in connection with (i) any compromise or arrangement under Part 26 of the Companies Act providing for the acquisition by any person (or group of persons acting in concert) of more than 50% of the Ordinary Shares in issue and which compromise or arrangement is recommended by the Board, agreed by the requisite majorities of the members of the Company and sanctioned by the U.K. High Court; or (ii) the provision of an irrevocable undertaking to vote in favor of a compromise or arrangement referred to in clause (i) above, or (e) pursuant to any sale, transfer or arrangement under section 110 of the United Kingdom Insolvency Act 1986 in relation to the Company.

(c) Notwithstanding anything to the contrary contained herein, the lock-up restrictions in Section 3(a) with respect to the Equity Securities purchased at the applicable Closing under the Purchase Agreement will automatically terminate and the Investor will be released from all of its obligations under Section 3(a) with respect to such Equity Securities upon the six (6) month anniversary of the applicable Closing Date.

4. Market Standoff.

In addition to the restrictions under Section 3, the Investor hereby agrees to execute and deliver to the Company a customary lock-up agreement restricting the disposition of Equity Securities as may be reasonably requested by the underwriter(s), in connection with a public offering of the Company’s Equity Securities for financing purposes (“Proposed Financing”), for so long as any New Director serves on the Company’s Board. Any such lock-up agreement shall be drafted to terminate upon the earliest of (i) the date the Proposed Financing is abandoned, (ii) the date the underwriting agreement related to the Proposed Financing is terminated and (iii) a period of no longer than ninety (90) calendar days from the pricing of such Proposed Financing. The Company shall deliver the form of requested lock-up agreement to the Investor at least five (5) Business Days prior to the closing of the Proposed Financing.

5. Future Securities Issuances.

(a) The Company hereby grants to the Investor the right to purchase up to its Pro Rata Share (as defined below) of all newly-issued equity securities of the Company, whether or not currently authorized, as well as newly-issued rights, options, or warrants to purchase such equity securities, or newly-issued securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities (the “New Securities”) that the Company may, from time to time, propose to offer, sell as part of a bona fide financing transaction for capital raising purposes during the Standstill Term, either as part of the same offering or in a concurrent private placement to the extent required by applicable securities laws, at a price per Ordinary Share or ADS no greater than the price per New Security in such bona fide financing transaction (a “Financing Transaction”). The Investor’s “Pro Rata Share” is expressed as a fraction, the numerator of which is the number of Ordinary Shares, which were originally acquired pursuant to the Purchase Agreement, held, directly or indirectly, by the Investor (including Ordinary Shares in the form of ADSs and Ordinary Shares issued or issuable upon the exercise, transfer or conversion of all securities exercisable for or convertible into Ordinary Shares held by the Investor) on the date of the Offer Notice (as defined below), and (ii) the denominator of which is the number of Ordinary Shares outstanding on the date of the Offer Notice, assuming for this purpose conversion or exercise of all securities convertible into or exercisable for Ordinary Shares held by the Investor.

(b) For a period of six (6) months following the date of the Initial Closing, the Company hereby further grants to the Investor, in the event of an issuance and sale by the Company in a Financing Transaction of New Securities at a price per Ordinary Share or ADS (as the case may be) less than the price per ADS paid by the Investor at the Initial Closing pursuant to the Purchase Agreement, the right to purchase up to 20% of the New Securities issued in such Financing Transaction at the same price per New Security as other investors in the Financing Transaction (the “Oversubscription Share”).

(c) From the date of this Agreement through the date of the Initial Closing, the Company hereby further grants to the Investor, in the event of an issuance and sale by the Company in a Financing Transaction of New Securities, the right to purchase up to the number of such New Securities necessary for the Investor to hold a number of Ordinary Shares and ADSs equal to its Catch-up Share (as defined below) at the same price per New Security as other investors in the Financing Transaction. The Investor’s “Catch-up Share” is that number of New Securities which if acquired in full by the Investor would mean the Investor holds in aggregate fifteen percent (15%) of the number of Ordinary Shares outstanding following completion of both (i) the issuance and sale of the New Securities in the such Financing Transaction and (ii) the issuance and sale of the Initial ADSs at the Initial Closing.

(d) Each of the Investor’s preemptive rights pursuant to this Section 5 can also be exercised by any of its Affiliates on behalf of the Investor.

(e) The Investor will have at least the same amount of time as other investors acquiring the New Securities to elect to purchase or otherwise acquire any amount of New Securities up to its Pro Rata Share or Oversubscription Share, as applicable. The date the Company notifies the Investor regarding a proposed sale of New Securities is referred to as the date of the “Offer Notice.”

6. Termination.

The rights described in this Letter Agreement shall terminate and be of no further force or effect upon the earlier of (a) the later of (i) three years from the date hereof and (ii) such time as no securities of the Company are held by Investor or its affiliates and (b) the consummation of a Change of Control. The confidentiality obligations referenced herein will survive any such termination.

7. Miscellaneous.

This Letter Agreement, taken together with the rest of the Transaction Documents and the License & Option Agreement, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled. This Letter Agreement can only be amended with the written consent of Investor and the Company, and shall not be superseded by a subsequently executed written instrument unless it is referenced and expressly superseded by such written instrument.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may be executed in counterparts and by electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Sincerely,

Autolus Therapeutics plc

By:	/s/ Christian Itin
Name:	Christian Itin
Title:	Chief Executive Officer

Acknowledged and agreed:

BioNTech SE

By:	/s/ Ryan Richardson
Name:	Ryan Richardson
Title:	Management Board Member and Chief Strategy
Officer

By:	/s/ Sierk Poetting
Name:	Sierk Poetting
Title:	Management Board Member and Chief Operating Officer